Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (as amended hereafter, this “Agreement”) is entered into as of October 21, 2020 and confirms the understanding and agreement by and between TECH CAPITAL, LLC, a California limited liability company (“Lender”), with its headquarters at 2010 North First Street, Suite 300, San Jose, California 95131 (Facsimile No. 408-467-2393), on the one hand, and Taronis Fuels, Inc., a Delaware corporation (“Parent”), MagneGas Welding Supply – Southeast, LLC, a Florida limited liability company (“MagneGas Southeast”), MagneGas Welding Supply – South, LLC, a Texas limited liability company (“MagneGas South”), MagneGas Welding Supply – West, LLC, a California limited liability company (“MagneGas West”), Tech-Gas Solutions, LLC, a Texas limited liability company (“TGS”), Taronis - TAS, LLC, a Florida limited liability company (“Taronis-TAS”), and Taronis – TAH, LLC, a Florida limited liability company (“Taronis-TAH”, together with Parent, MagneGas Southeast, MagneGas South, MagneGas West, TGS, and Taronis-TAS, individually and collectively, “Borrower”), with its headquarters at c/o Taronis Fuels, Inc. 24980 N. 83rd Avenue, Suite 100, Peoria, Arizona 85383 (their “Chief Executive Office”), on the other hand, regarding the loans to be made by Lender and Lender’s terms and conditions.

RECITALS

A. Borrower has requested Lender to make loans to Borrower for business purposes including working capital.

B. Lender is willing to make such loans to Borrower, on the terms and conditions set forth in the Agreement, and Borrower agrees to make the payments required by this Agreement and to comply with the other terms and conditions of this Agreement.

AGREEMENT

1. Subject to the terms of this Agreement, upon Borrower’s request, Lender shall from time to time in Lender’s Sole Discretion advance sums to Borrower under the Borrowing Base (each, an “Advance” and collectively, “Advances”) so long as no Overadvance exists before the requested advance or would be created by such Advance, with an “Overadvance” to exist when the principal balance of all outstanding Advances and other Obligations (as defined in Paragraph 6) plus any applicable reserves exceed the Allowable Amount. The “Allowable Amount” means the lesser of (a) Ten Million and 00/100 Dollars ($10,000,000.00) (the “Maximum Amount”), or (b) the Borrowing Base, with “Borrowing Base” meaning the sum of (i) Eighty-five percent (85%) of the Net Face Amount of Prime Accounts (both as defined in Paragraph 2), but in any event not in an aggregate amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (the “A/R Borrowing Base”), plus (ii) Thirty-five percent (35%) of the Current Market Cost (as defined in Paragraph 2) of raw materials that constitute Eligible Inventory (as defined in Paragraph 2), and Thirty-five percent (35%) of the Current Market Cost of finished goods that constitute Eligible Inventory, but in any event not in an aggregate amount in excess of the lesser of One Million and 00/100 Dollars ($1,000,000.00) or Fifty percent (50%) of the aggregate Net Face Amount of Prime Accounts (the “Inventory Borrowing Base”). Amounts borrowed may be repaid and, subject to the terms of this Agreement, reborrowed at any time during the term of this Agreement. Borrower shall draw all available funds under the A/R Borrowing Base prior to drawing any available funds under the Inventory Borrowing Base. At such time that amounts advanced under the A/R Borrowing Base have been paid in full, with no further intention on the part of Lender to make further Advances, or on the part of Borrower to obtain further Advances, amounts advanced under the Inventory Borrowing Base shall also be due and payable in full. Amounts available under this Agreement shall be advanced prior to amounts available under any other agreement with Lender, unless Lender deems otherwise. To the extent Borrower uses Advances under this Agreement to purchase Collateral (as defined in Paragraph 6), Borrower’s repayment of the Advances shall apply on a “first-in first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order in which Borrower purchased the Collateral. Lender may, in its Sole Discretion (as defined below), from time to time, reduce the above percentage or institute reserves against the Borrowing Base to the extent Lender determines in good faith that: the dilution rate of Accounts (as defined in Paragraph 6) for any period has or may be reasonably anticipated to increase in any material respect; the general creditworthiness of one or more account debtors has materially declined; the number of days of turnover of Inventory (as defined in Paragraph 6) for any period has increased in any material respect; the liquidation value of Eligible Inventory, or any category thereof, has materially decreased; cost or count variances exist or are anticipated to exist with respect to Inventory; or the nature or quality of Inventory has materially deteriorated. As used herein, “Sole Discretion” means the exercise by Lender of its reasonable (from the perspective of a secured asset based lender) good faith business judgment in light of all of the facts and circumstances existing with respect to the issue then under consideration by Lender.

2. As used in this Agreement ‘‘Net Face Amount” shall mean with respect to an Account, the gross face amount of such Account less all trade discounts or other deductions to which the account debtor is entitled. “Prime Accounts” shall mean Accounts created by Borrower which: (a) are acceptable to Lender in its Sole Discretion; (b) are creditworthy, and not owing from account debtors that have failed, are insolvent, out of business, or who are subject to a voluntary or involuntary insolvency proceeding; (c) are subject to a perfected first priority security interest held by Lender; (d) have been delivered to Lender in such a manner as Lender may require, including being presented with a “Report of Assignments” or such other procedural requirement established by Lender pursuant to this Agreement or in a procedure manual or otherwise; (e) as of the date of determination, are not more than sixty (60) days past due or remain uncollected more than ninety (90) days from the date of each invoice; (f) have been created by absolute sales of Borrower’s merchandise or services, are genuine, bona fide and collectible, and Borrower has good, unencumbered and absolute title thereto, free of any third party claims and liens; (g) are not subject to any dispute, right of offset, claim, cross-claim, counterclaim, defense or right of cancellation or return; (h) at the time of delivery or transmission to Lender, all property (and/or services) giving rise to such Accounts will have been delivered (from Premises in the United States) to, and/or performed, as applicable, and unconditionally accepted by, each account debtor, and such property shall not have been placed on consignment, guaranteed sale, sale or return, sale on approval, or other terms by which payment by the account debtor is conditional; (i) Borrower has fully performed as required by the terms of all agreements and purchase orders giving rise to such Account; (j) are due and unconditionally payable on terms of forty-five (45) days or less, or on such other terms (as are acceptable to Lender) which are expressly set forth on the face of all invoices, copies of which shall be delivered to Lender, and no such Accounts will then be past due; (k) do not consist of progress billings, bill and hold invoices or retainage invoices; (1) neither the account debtor nor any officer, employee or agent of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise, nor are any such Accounts owing from account debtors to whom Borrower is or may become liable to for goods or services rendered by such account debtors to Borrower; (m) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State or any political subdivision, department, agency or instrumentality thereof; (n) from a single account debtor and its affiliates do not in the aggregate constitute more than twenty-five percent (25%) (with such percentage to be up to thirty-five percent (35%) in the aggregate with respect to account debtor TMG Co., LLC and its affiliates; such percentage as applicable to an account debtor, its “Concentration Percentage”) of all otherwise Prime Accounts (but the portion of such Accounts of an account debtor not in excess of its applicable Concentration Percentage may be deemed Prime Accounts); (o) are not owed by any account debtor whose Accounts that have aged ninety (90) days or more from invoice date comprise more than twenty-five percent (25%) of such account debtor’s total Accounts; and (p) are not Accounts with respect to which the account debtor is a resident of a country other than the United States of America except for such Accounts (1) insured by foreign credit insurance acceptable to, and payable to, Lender, or (2) as Lender may consent in its sole discretion; and (q) strictly comply with all Borrower’s warranties and representations to Lender (including those set forth in Paragraph 9). Any Accounts that are not Prime Accounts shall nevertheless be part of the Collateral, and Borrower acknowledges and agrees that (unless otherwise agreed to by Lender in writing) all Accounts shall be assigned to Lender regardless of whether Advances will be made against same. “Value” shall mean the lower of cost or fair market value. “Premises” shall collectively mean the Chief Executive Office and the locations set forth on the attached Schedule 2, Borrower’s existing additional place(s) of business, and Borrower’s hereafter additional place(s) of business (individually and collectively, the “Other Locations”).

As used in this Agreement, “Current Market Cost” means, as determined by Lender in its Sole Discretion, the lower of: (a) cost of Inventory, computed on a first-in-first-out basis in accordance with GAAP (as defined in paragraph 43); or (b) the market value of Inventory. “Eligible Inventory” means, as determined by Lender in its Sole Discretion, Inventory that meets the following criteria: (i) Inventory acceptable to Lender, in its Sole Discretion, for lending purposes; (ii) Inventory held for sale or lease in the ordinary course of Borrower’s business; (iii) Inventory located at Borrower’s Premises (as defined in Paragraph 2); provided, however, that if any such location is owned by a third party other than Borrower, Lender shall have obtained from the owner thereof an agreement relative to Lender’s rights with respect to such Inventory, in form and content satisfactory to Lender; (iv) Inventory shall be that in which Lender has a first perfected security interest; (v) Inventory shall not be subject to a security interest, lien or other encumbrance in favor of any other person or entity; (vi) Inventory shall be of good and merchantable quality free from defects, and that is not slow moving, obsolete, returned, perishable, or manufactured under a license agreement unless the licensor (if other than Borrower) has entered into an agreement in form and content satisfactory to Lender; (vii) Inventory shall be owned by, and in the lawful possession of, Borrower; (viii) Inventory shall be that which does not consist of packaging or shipping materials; (ix) Inventory shall be that which does not consist of supplies used or consumed in Borrower’s business; and (x) Inventory that does not consist of work-in-process. General criteria for Eligible Inventory may be established and revised from time to time by Lender in its Sole Discretion. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

3. Except as provided below, each Advance and the Obligations to Lender shall be paid by the receipt by, and/or the delivery to, Lender of all payments on Accounts (including, without limitation, deposits relating thereto and collections on cash sales) and proceeds of other Collateral. Notwithstanding the foregoing, in the event that an Overadvance exists at any time (and without affecting Lender’s other rights and remedies), Borrower shall immediately repay the entire Overadvance to Lender without demand. In addition, all Obligations, whenever and however created, shall become immediately due and payable without demand: (a) upon the occurrence of an Event of Default (as defined in Paragraph 29) that is not cured prior to the expiration of any cure period applicable to same, if any, or (b) in the case of termination (as set forth in Paragraph 32), whether by notice, lapse of time or otherwise, whichever occurs first. Payments received on Prime Accounts shall be applied to the Obligations first against fees and costs, if any, then against interest and then against principal and with any credit balance consisting of cleared funds in excess of any reserves, in the absence of an Event of Default, to be remitted to Borrower. Payments received from any other source that is not proceeds from a Prime Account shall be applied in the same manner as payments received from a Prime Account as set forth herein. For purposes of calculating borrowing availability under Paragraph 1, payments shall be credited against the Obligations no later than the next business day following the business day payments are received but for purposes of computing interest shall be deemed made as set forth in Paragraph 4, with all payments subject to reversal upon dishonor. Borrower shall be provided on-line internet access (or other access in Lender’s discretion) to information regarding the Obligations, and such information shall be conclusively presumed to be correct and constitute an account stated unless, within thirty (30) days following any such information first becoming available, Borrower delivers (pursuant to Paragraph 35) written objection thereto to Lender.

4. Advances and other Obligations hereunder shall bear interest, on the average daily outstanding balance, at the rate (the “Rate”) of two and three-quarters percentage point(s) (2.75%) per annum over and above the rate announced as the “prime” rate in the Western Edition of the Wall Street Journal which is in effect from time to time (the “Prime Rate”); provided that the Prime Rate shall at all times be deemed to be not less than three and one-quarter percent (3.25%) per annum (the “Deemed Prime Rate”) and provided that the minimum amount of interest payable together with the Administrative Fee (as defined in Paragraph 5) shall in no event be less than Ten Thousand and 00/100 Dollars ($10,000.00) per month (the “Minimum Monthly Interest Payment”). In the event that the Prime Rate is changed, the adjustment in the Rate charged shall be made on the day such change occurs. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Interest shall be due and payable monthly on the first day of each month, and if not so paid, shall bear interest at the Rate. At Lender’s option, accrued interest may be charged as an Advance hereunder and added to the Obligations regardless of whether an Overadvance will result. Notwithstanding anything to the contrary contained in this Agreement, for the purpose of computing interest, no payment made by check or any other means including, without limitation, by wire or credit card receipts, shall be deemed made until three (3) business days after receipt thereof by Lender, to allow for and subject to, clearance of funds (such timer period “Clearance Days”).

5. The following fees/deposits shall apply:

(a) Loan Fee – On the effective date of this Agreement (which shall occur upon the initial Advance hereunder) (the “Effective Date’“) and annually, every twelve (12) months thereafter while any Obligations remain outstanding, Borrower, without demand, agrees to pay Lender a loan fee in the amount of one percent (1.0%) of the Maximum Amount (the “Loan Fee”). At Lender’s option, the Loan Fee may be charged as an Advance hereunder and added to the Obligations regardless of whether an Overadvance will result.

(b) Administrative Fee - While any Obligations remain outstanding, on or before the first day of each month, Borrower, without demand, agrees to pay an administrative fee equal to fifteen-hundredths of one percent (0.15%) per month of the average daily outstanding balance of Obligations during the preceding month (the “Administrative Fee”). For purposes of computing the average daily outstanding balance of Obligations during the month and the Administrative Fee payable on account thereof, payments shall be applied as set forth in Paragraphs 3 and 4 above. At Lender’s option, the Administrative Fee may be charged as an Advance hereunder and added to the Obligations regardless of whether an Overadvance will result.

(c) Good Faith Deposit - Lender has received a deposit in the amount of Ten Thousand and 00/100 Dollars ($10,000.00) (the “Good Faith Deposit”) to be applied against audit fees and expenses, document preparation and legal fees and costs, and actual out of pocket costs incurred by or on behalf of Lender in connection with the transaction relating to this Agreement and the Loan Documents (as defined in Paragraph 37). In the event that such fees and costs are less than the Good Faith Deposit, any such excess deposit will be applied to the Loan Fee, or if the Loan Fee has been paid in full, such excess amount shall be applied against then or thereafter existing Obligations. In the event such fees and costs are more than the Good Faith Deposit, any such excess fees and costs will be immediately paid by Borrower without demand or, at Lender’s option, may be charged as an Advance hereunder and added to the Obligations regardless of whether an Overadvance will result.

(d) Intentionally Omitted.

(e) Audit Fee – In connection with periodic audits as required by Lender, Borrower shall pay to Lender without demand audit fees of One Thousand and 00/100 Dollars ($1,000.00) per day, plus actual out of pocket costs related to each audit, provided, that in the absence of an Event of Default, the number of audits conducted during each twelve (12) month contract term shall be limited to two (2) audits. At Lender’s option, the Audit Fee may be charged as an Advance hereunder and added to the Obligations regardless of whether an Overadvance will result.

(f) Overadvance Fee – If an Overadvance exists without Lender’s prior written consent, Borrower shall pay Lender a fee equal to three percent (3.0%) of the original amount of such Overadvance, with such fee not constituting a waiver of Lender’s rights and remedies occasioned by such Overadvance. If an Overadvance exists with Lender’s prior written consent, as one or more of the conditions to such consent, Borrower shall pay Lender a fee in an amount determined by Lender but not in excess of five percent (5.0%) of the original amount of such Overadvance. At Lender’s option, the applicable Overadvance Fee may be charged as an Advance hereunder and added to the Obligations regardless of whether an existing Overadvance will be increased thereby.

(g) Inventory Appraisal Fee – While any: (a) funds are available to Borrower under the Inventory Borrowing Base; or (b) funds that have been advanced under the Inventory Borrowing are owing and payable to Lender, Borrower shall pay on demand any fees reasonably incurred in connection with periodic Inventory appraisal and monitoring fees.

6. This Agreement secures the following: (a) Borrower’s Advances and all other Obligations; (b) all of Borrower’s other present and future obligations to Lender; (c) the repayment of (i) any amounts that Lender may advance or spend for the maintenance or preservation of the Collateral (as defined herein below) or any collateral provided by any Guarantor (as defined in Paragraph 23); and (ii) any other expenditures that Lender may make under the provisions of this Agreement or for the benefit of Borrower; (d) all amounts owed under any modifications, renewals or extensions of any of the foregoing obligations whether or not of the nature contemplated at the date hereof; (e) all other amounts now or in the future owed by Borrower or any Guarantor to Lender; (f) any of the foregoing and interest thereon that arises after the filing of a petition by or against Borrower under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise; and (g) interest on the preceding amounts as set forth in this Agreement or the Loan Documents, or if no such agreement, at the maximum rate permitted by law ((a) through (g) collectively, the “Obligations”). These Obligations shall be secured by a continuing security interest in all of the personal property and trade fixtures now owned or hereafter acquired by Borrower whether now existing or hereafter arising and wherever located, together with all collateral now or hereafter described in any form UCC-1 filed against Borrower naming Lender as the secured party, including without limitation, (1) all Accounts; (2) all Chattel Paper including without limitation Electronic Chattel Paper; (3) all Inventory; (4) all Equipment; (5) all trade fixtures and all Fixtures if real property collateral is involved; (6) all Instruments; (7) all Financial Assets, including without limitation, Investment Property; (8) all Documents; (9) all Deposit Accounts; (10) all Letter of Credit Rights; (11) all General Intangibles including without limitation copyrights, trademarks, and patents in all countries, Payment Intangibles and Software, and all rights in and to domain names in whatever form, and all derivative URLs; (12) all Supporting Obligations; (13) any Commercial Tort Claim listed on any schedule provided herewith or hereafter; (14) all returned or repossessed goods arising from or relating to any Accounts or Chattel Paper; (15) all certificates of title and certificates of origin or manufacturers statements of origin relating to any of the foregoing, now owned or hereafter acquired; (16) all property similar to any of the foregoing hereafter acquired by Borrower; (17) all ledger sheets, files, records, documents, instruments, and other books and records (including without limitation related electronic data processing Software) evidencing an interest in or relating to the above; (18) all money, cash or cash equivalents; and (19) to the extent not otherwise included in the foregoing, all proceeds, products, insurance claims, and other rights to payment and all accessions to, replacements for, substitutions for, and rents and profits of, and noncash proceeds of each of the foregoing (all of the foregoing collectively, the “Collateral”). All of the foregoing terms, capitalized or otherwise, shall have the meaning given in the California Uniform Commercial Code, as amended from time to time (the “UCC”). Notwithstanding any contrary term of this Agreement, Collateral shall not include any waste or other materials that have been or may be designated as toxic or hazardous. Each new Advance and other Obligation(s) (and all prior Advances and other Obligations) shall be secured by this Agreement and all other security agreements that Borrower has then given or caused to be given, or thereafter gives or causes to be given, to Lender. Except to the extent otherwise provided, this Agreement does not secure any obligation that is secured by a consensual lien on real property.

7. Borrower shall preserve Borrower’s existence and not, in one transaction or a series of related transactions: (a) merge into or consolidate with any other entity or form any subsidiary companies (except for subsidiary companies formed as a result of a Permitted Acquisition, as defined below), or sell any of Borrower’s assets (except for sales of Inventory in the ordinary course of business but subject to the terms of Paragraph 30); (b) change the Borrower’s State of organization or formation or Borrower’s legal name; (c) relocate its Chief Executive Office or Premises; or (d) open any new locations unless Borrower, with respect to (b), (c) or (d) above (1) gives thirty (30) days’ prior written notification to Lender; and (2) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem necessary or desirable to protect Lender’s interests in the Collateral at such locations, including without limitation, UCC-1 Financing Statements and waivers with an acknowledgement of Lender’s interest from any landlord, bailee, or warehouseman in form and substance satisfactory to Lender, or as Lender may require as a result of such change. The Collateral, however, shall not at any time now or hereafter be stored with a landlord, bailee, warehouseman, or similar party without Lender’s prior written consent and Lender’s receipt of the above waivers with an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender. Borrower shall provide Lender with thirty (30) days advanced notice of the sale or contemplated sale of the Premises whether owned or leased. Borrower will cooperate with Lender in obtaining possession or control, where Lender chooses to require possession or control in addition to the filing of a financing statement. Borrower will cooperate with Lender in obtaining possession or control with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter of Credit Rights, and Electronic Chattel Paper. If Borrower has or shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender. As used herein, a “Permitted Acquisition” means a purchase by Borrower of assets located in the United States constituting a business, business division or product line of another entity or person (“Acquired Assets”) or a purchase by Borrower of all of the equity interests of another entity organized, and having its chief executive office, in the United States (“Acquired Entity”) that meets all of the following additional conditions or is otherwise approved in advance in writing by Lender: (i) no Event of Default shall exist on the date of any acquisition or result from the consummation of such acquisition, (ii) as applicable, the Acquired Assets shall generally involve the same line of business as Borrower, or the Acquired Entity shall be in the same general line of business as Borrower, (iii) Lender shall be granted, and obtain, a first priority perfected security interest in all Acquired Assets, and in all assets of the Acquired Entity, as applicable, provided, that Lender shall not file a UCC-1 Financing Statement or other lien notice filing with respect to an Acquired Entity or its assets until immediately following the closing of the applicable acquisition, (iv) in the case of an Acquired Entity, such entity shall become a Borrower or a guarantor of the Obligations, as required by Lender, and such entity shall execute such documentation required Lender (in form and substance satisfactory to Lender) in order to become a Borrower or a guarantor of the Obligations, (v) the Acquired Assets or the Acquired Entity, as applicable, shall not have any indebtedness, liens or other obligations associated therewith that are prohibited by this Agreement and no such prohibited indebtedness, liens or other obligations will arise now or in the future as a result of such proposed acquisition, (vi) any such Permitted Acquisition shall be funded by (1) cash raised by Borrower Taronis Fuels, Inc. from investors, provided, that no such transaction with investors shall result in an Event of Default, (2) by the incurrence of indebtedness in form and amount acceptable to Lender, and subject to a debt and/or lien subordination agreement, as applicable, in form and substance acceptable to Lender, and/or (3) by the use of an Advance under this Agreement so long as after giving to such an Advance Borrower shall have excess availability for Advances under the Borrowing Base of at least $500,000, and so long as no Event of Default then exists or will result from the making of any such Advance, and (vii) Borrower shall have provided notice to Lender in writing no later than twenty (20) days prior to the closing of any proposed acquisition describing in detail (1) the identity of the seller and the assets or equity interests proposed to be acquired, (2) the purchase price and all other consideration to be paid including consideration in the form of liabilities to be assumed by Borrower in connection with such proposed acquisition, (3) the payment terms relative to such proposed acquisition, (4) that Borrower has complied with all of the terms set forth in this definition of Permitted Acquisition, and (5) the approximate closing date of such proposed acquisition. Concurrently with the delivery of such notice and continuing until the closing of such proposed acquisition, Borrower shall deliver to Lender current drafts of the purchase contract and all other documentation relative to such proposed acquisition and Borrower shall make available to Lender all financial, legal and other due diligence materials received or reviewed by Borrower in connection with such proposed acquisition, subject to Lender executing a non-disclosure/non-circumvent agreement covering same. Without limiting any Borrowing Base requirements set forth in this Agreement, as a condition for inclusion in the Borrowing Base of any assets acquired pursuant to a Permitted Acquisition, Lender, among other things, shall have completed satisfactory collateral due diligence with respect thereto, including such audits and review of books and records as Lender may require, and Lender shall have obtained the requisite credit approvals relating to same. Lender shall have no right to contact a prospective acquisition target in connection with its due diligence or otherwise circumvent the Borrower in any respect without the prior written consent of Borrower.

8. Borrower shall not do business under any name other than those set forth in the preamble to this Agreement unless Borrower has provided to Lender evidence it has taken such legal steps required with respect to fictitious or assumed names under the applicable laws of the jurisdictions in which Borrower is located and/or does business. To that effect, Lender has received acceptable documentation indicating that Borrower will be doing business under the following additional name(s): “MagneGas Welding Supply”.

9. So long as any Obligations remain outstanding, Borrower warrants, represents and agrees that: (a) all Accounts and all Inventory against which Borrower seeks Advances, shall be Prime Accounts and Eligible Inventory, as applicable; (b) all Collateral in which a security interest has been or will be given or caused to be given by Borrower to Lender is and will be a first priority security interest on the property described in each such security agreement (except insofar as Borrower has notified Lender to the contrary in writing and Lender has consented) and shall remain personal property at all times; (c) the property covered by all security agreements given or caused to be given by Borrower to Lender (1) is solely owned by Borrower or the party described in such security agreement; or (2) Borrower or such party has rights in or the power to grant a security interest in such property; (d) the property covered by all security agreements given or caused to be given by Borrower to Lender is free and clear of all liens, encumbrances, security interests, adverse claims, or restrictions on transfer or pledge except as created by such security agreements; (e) the Collateral covered by all security agreements given or caused to be given by Borrower to Lender is kept in good condition and repair (reasonable wear and tear excepted), is not subject to waste, will not be affixed to any real property in any manner which would change the Collateral’s nature from that of personal property to real property and/or fixture, and (except for sales of Inventory in the ordinary course of business but subject to the terms of Paragraph 30) will not be removed from the Premises described in such security agreements without first obtaining Lender’s prior written consent; (f) all Collateral consisting of goods shall be located solely in States disclosed to Lender in writing or such other State as Lender consents to in advance in writing, such consent to which shalt not be unreasonably withheld or delayed given Borrower’s usual course of business (the “Collateral State(s)”); (g) all facts, figures, representations given, or caused to be given by Borrower to Lender in connection with the Value of the Collateral or regarding each Advance or Account or pertaining to anything done under this Agreement shall be true and correct; and (h) Borrower’s books and records fully and accurately reflect all of Borrower’s assets and liabilities (absolute and contingent), are kept in the ordinary course of business in accordance with GAAP, (as defined in Paragraph 43) consistently applied and all information contained therein is true and correct.

10. So long as any Obligations remain outstanding, Borrower warrants, represents, and agrees that: (a) except for Permitted Indebtedness (as defined below), Borrower will not borrow any money or incur any indebtedness except pursuant to this Agreement or the Loan Documents without first obtaining the consent of Lender; (b) Borrower will not guarantee or otherwise become liable with respect to the financial obligations of any third party; (c) Borrower will not make any distributions or declare or pay any dividends (whether in cash or stock) on, or purchase, acquire, redeem or retire any of Borrower’s capital stock without Lender’s prior written consent except that Borrower shall be allowed to purchase, acquire, redeem or retire its capital stock if no Event of Default then exists or will result from any of such actions and so long as after giving effect to any of such actions Borrower has excess availability for Advances under the Borrower Base of at least $500,000; (d) Borrower will not directly or indirectly make or acquire any beneficial interest in, or make any loan or capital contribution to any third party without Lender’s prior written consent; (e) Borrower shall not directly or indirectly enter into or permit to exist any transaction with any affiliate of Borrower except in an arms’ length transaction for adequate consideration conducted in the ordinary course of business and which is previously disclosed to Lender, nor shall Borrower transfer any of its assets to an affiliate of Borrower without Lender’s prior written consent; (f) Borrower shall immediately notify Lender if Borrower’s C.E.O., C.F.O. or Controller are no longer employed or die or become disabled, and Borrower shall hire a replacement for same that is satisfactory to Lender within 8 weeks of so notifying Lender; (g) all taxes of any governmental or taxing authority due or payable by, or imposed or assessed against Borrower have been paid and shall be paid in full before delinquency; (h) all filings or other actions required under applicable law, including but not limited to securities law, have been made or shall be made before delinquency; (i) except as set forth on Schedule 1, there are no actions or proceedings pending by or against Borrower before any court or administrative agency, and there are no pending, threatened, or known to be imminent litigation, governmental investigations or claims, complaints, or prosecutions involving Borrower, and Borrower is not bound by the terms of any settlement agreement, consent decree, court order, injunction or the like relating to formerly pending, pending, or threatened actions, proceedings, or prosecutions involving Borrower, except as heretofore disclosed in writing to Lender; (j) Borrower has the legal power and authority to enter into this Agreement and to perform and discharge all of its obligations hereunder; (k) Borrower’s exact legal name is as set forth in the first paragraph of this Agreement; (1) Borrower is the type of entity indicated in the preamble to this Agreement and Borrower will do all things necessary to preserve its good standing as such type of entity under the laws of the State of Borrower’s organization and the state(s) where Borrower conducts business; and (m) the person executing this Agreement has full authority to do so and to bind Borrower under Borrower’s governing articles, bylaws or other governing documents. Lender does not authorize, and Borrower agrees not to: (1) make any sales, leases or licenses of any of the Collateral outside of the ordinary course of business or in contravention of the terms of this Agreement or the Loan Documents; (2) enter into an exclusive license of any of the Collateral, a license of any of the Collateral outside of the ordinary course of business or in contravention of the terms of this Agreement or the Loan Documents or fail to notify Lender of any license permitted hereunder; or (3) grant or permit to exist any other security interest or lien in any of the Collateral, or on any income, profits or proceeds therefrom, except for Permitted Liens (as defined below). Borrower shall accept no returns and shall grant no allowances or credits to account debtors without notifying Lender at the time it provides Lender with its periodic Accounts reporting as set forth in Section 23 below. Lender shall have the right to impose a reserve against the A/R Borrowing Base for actual or anticipated returns, allowances, and credits. As used herein, “Permitted Indebtedness” means: (i) indebtedness set forth in the latest financial statements of Borrower submitted to Lender on or prior to the Effective Date and any other indebtedness existing of the Effective Date so long as Borrower has disclosed any such indebtedness that is material or incurred outside the ordinary course of business; (ii) indebtedness consisting of unsecured trade credit owing by Borrower to its vendors or suppliers incurred in the ordinary course of Borrower’s business and not in connection with the borrowing of money; (iii) unsecured indebtedness for borrowed money not to exceed ten million and 00/100 Dollars ($10,000,000) at any one time outstanding; (iv) indebtedness incurred in connection with capital leases of equipment and purchase money indebtedness incurred to purchase equipment, provided, that (A) the liens securing same attach only to the equipment acquired by the incurrence of such debt, and (B) the aggregate amount of such debt (including capital leases) does not exceed five million and 00/100 Dollars ($5,000,000) at any one time outstanding; (v) indebtedness incurred in the ordinary course of Borrower’s business in connection with operating leases of equipment; (vi) indebtedness consisting of obligations under real property leases for Borrower’s premises incurred in the ordinary course of business; (vii) amounts owing under licenses in the ordinary course of Borrower’s business, so long as (if required by Lender) the licensor has entered into an agreement in favor of, and in form and content satisfactory to Lender, and amounts owing under agreements and contracts in the ordinary course of Borrower’s business and not in connection with the borrowing of money; (viii) subordinated indebtedness consented to in advance in writing by Lender which, if required by Lender, is subject to a subordination agreement in favor of, and in form and content satisfactory to, Lender; and (ix) refinancings, renewals, or extensions of the foregoing, provided (A) the terms and conditions thereof do not materially impair the prospect of repayment of the Obligations, (B) the principal amount thereof is not increased, (C) the liens, if any, securing such refinanced, renewed or extended indebtedness do not attach to any assets in addition to those assets, if any, securing the indebtedness to be refinanced, renewed or extended, (D) a person or entity that was not an obligor or guarantor of such indebtedness when it was originally incurred shall not become an obligor or guarantor thereof, (E) the terms of such refinancing, renewal or extension are no less favorable to Borrower or Lender than the indebtedness being refinanced, renewed or extended, and (F) in the event that the indebtedness that is being refinanced is subordinated to the Obligations, then the indebtedness incurred by such refinancing shall be subject to the terms of a subordination agreement that is at least as favorable to Lender as the subordination agreement applicable to indebtedness that is being refinanced. As used herein “Permitted Liens” means: (i) liens and security interests in favor of Lender; (ii) liens and security interests existing on the Effective Date that have been disclosed in writing to Lender and which, if required by Lender, are subject to subordination agreements in favor of, and in form and content satisfactory to, Lender; (iii) liens for unpaid taxes, assessments or other governmental charges that are not yet delinquent; (iv) liens against specific equipment that is subject of operating leases or capital leases of such equipment or purchase money indebtedness incurred to purchase such equipment so long as the indebtedness associated therewith constitutes Permitted Indebtedness; (v) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with borrowed money, and which liens are for sums not yet delinquent; (vi) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, provided that such deposit accounts and funds are not primarily intended by the Borrower to provide collateral to the depository institution; (vii) with respect to real property in which Borrower has an interest, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, provided, that if such real property is collateral for the Obligations, such easements, rights of way, and zoning restrictions shall be subject to Lender’s acceptance of same; and (viii) in connection with refinancings, renewals or extensions of Permitted Indebtedness, liens associated therewith that are permitted by the terms set forth in the definition of Permitted Indebtedness.

11. Borrower agrees to execute upon demand by Lender any and all documents or statements intended to perfect and/or continue Lender’s security interest in the Collateral, in whatsoever form Lender may require including but not limited to an abbreviated Collateral description such as “All Assets of the Borrower”, as provided for and defined in Division 9 of the California UCC, but Lender shall be entitled and is hereby expressly authorized to execute and file the same on Borrower’s behalf, and Lender is hereby appointed Borrower’s attorney-in-fact for such purpose.

12. Each warranty, representation, and agreement contained in this Agreement shall be automatically deemed repeated and reaffirmed with each Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made, or information possessed by Lender. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements contained in any other document or instrument which Borrower shall give, or cause to be given, to Lender either now or hereafter.

13. Notwithstanding termination of this Agreement, all assignments, pledges, liens, and/or other security interests now or hereafter granted to Lender and all other obligations required of Borrower pursuant to this Agreement, any of the other Loan Documents, or any other procedure manual or other requirement of Lender shall continue in full force until all of the Obligations owing to Lender have been paid, including without limitation Borrower’s obligation to continue to turn over sales information and invoices, and collections thereon, to Lender.

14. Borrower shall promptly pay any and all expenses of storing, warehousing, insuring, handling and shipping of Borrower’s property, any and all excise, property, sales and other taxes (providing Lender with evidence of payment thereof) levied or imposed by any governmental or taxing authority on Borrower or on any of Borrower’s property or any property caused to be given to Lender as security, and any amounts owing to any third party that could give rise to any security interest, encumbrance or lien on any of Borrower’s property or any property serving as Lender’s Collateral. If Borrower fails to promptly pay when due, whether to Lender or any other person, monies which Borrower is required to pay under any requirement of this Agreement, Lender may, but need not, pay the same and charge Borrower’s account therefore and Borrower shall promptly reimburse Lender therefor. Any and all sums shall become additional indebtedness owing to Lender and shall bear interest at the rate provided in Paragraph 4 hereof and shall be covered by all security now or hereafter given by Borrower or which Borrower causes to be given to Lender. Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt for the payment thereof from the appropriate governmental agency or other entity shall be conclusive evidence that the same was validly due and owing.

15. All documents to be delivered by Borrower to Lender shall contain such terms and be in such form as Lender may reasonably require. Each assignment, pledge or other security agreement shall include and cover all of Borrower’s right, title, and interest in property described therein and all of Borrower’s books, records, and files relating thereto. All ledger sheets, files, records and documents, files and records relating to Accounts, Inventory, or other Collateral assigned to Lender shall, unless delivered to or removed by Lender, be kept on the Premises in trust for, and without cost to Lender. Lender may at any time remove from the Premises all documents, files and records relating to the Collateral.

16. Prior to Lender’s first verification of Inventory or audit of Borrower’s Accounts, Lender may, in Lender’s Sole Discretion, determine or redetermine the Value of Borrower’s Inventory and value of Accounts by applying to Borrower’s assigned values thereof such percentage as Lender deems appropriate, based upon Lender’s initial sample or other basis. Lender may likewise determine or redetermine the values thereof between Lender’s Inventory verifications and audits of Borrower’s Accounts, based upon Lender’s last preceding verification, audit, sampling, review, or other basis in Lender’s Sole Discretion.

17. Borrower acknowledges and agrees that Lender may from time to time at its discretion obtain or prepare such further credit reports and other reports as it may deem necessary to continue to keep itself apprised regarding the continued financial condition of Borrower and hereby authorizes Lender to obtain or prepare such credit and other reports from time to time as Lender deems appropriate.

18. Lender may without notice to or the assent of Borrower: (a) after the occurrence of an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if applicable, notify any account debtor that its Accounts have been assigned to Lender by Borrower and that payment thereof is to be made to the order of, and directed solely to, Lender; and (b) at any time, send, or cause to be sent by its designee, written or telephonic requests for verification of any Accounts directly to the applicable account debtor. At Lender’s request, all invoices and statements sent to any account debtor shall state that the relevant Accounts have been assigned to Lender and that any payments in respect thereof are payable directly and solely to Lender. Borrower shall direct, at Borrower expense and in the manner requested by Lender from time to time in its sole discretion, that payments and other proceeds of Accounts and other Collateral be sent to Lender which manner may include, without limitation, being sent: (i) directly to a Lender owned bank account; (ii) directly by account debtor(s) to a post office box (the “Post Office Box”), owned by Lender or Borrower and designated in the name of Lender or Borrower, but as to which access is limited solely to Lender; (iii) directly by account debtor(s) to a deposit account maintained by Borrower, provided (1) Lender has received a control agreement over same, in form acceptable to Lender, and (2) such account is a blocked account to which only Lender may have access (the “Blocked Account”); or (iv) directly by account debtor(s) to a lockbox account (the “Lockbox”) owned by Lender or Borrower, and maintained in Borrower’s or Lender’s name by a financial institution or other party acceptable to Lender, which Lockbox shall also have an associated Blocked Account (collectively, the “Lockbox Account”), with Lender to receive a lockbox control agreement and/or a blocked account control agreement, each in form acceptable to Lender, and as to which Lockbox Account only Lender may have access. Hereinafter, the Post Office Box, the Blocked Account, and/or the Lockbox Account are referred to as the “Collateral Control Account(s)”. Borrower hereby grants to Lender a security interest in its interests in the Collateral Control Account(s) and, without limitation, the items deposited therein and funds therein, over which Collateral Control Account(s) Borrower shall have no control and into which remittances and other collections and proceeds of Accounts and other Collateral shall be deposited immediately upon their receipt.

19. With respect to any Blocked Account or Lockbox Account, Borrower (at its expense) shall cause the provider of such account to deliver duplicate copies to Lender on each Business Day (or Lender shall be provided with on-line viewer access and a password so that it can directly obtain copies) of (i) checks received in such account, (ii) envelopes, remittance papers, and other detail which might be included in the envelope with remittances, and (iii) an account batch listing (or similar reporting) which details the sequence number, dollar amount of checks, deposit total and account number credited for each deposit (all of the foregoing, the “Remittance Reporting”). In the event that the provider of such account will not deliver duplicate copies to Lender (or provide on-line viewer access to Lender), Borrower agrees to deliver to Lender copies of the Remittance Reporting on each Business Day. Borrower acknowledges and agrees that notwithstanding anything to the contrary contained in this Agreement, remittances and other collections and proceeds of Accounts and other Collateral made to such account shall not be deemed received by Lender (and the Obligations shall not be credited nor shall Clearance Days commence) until Lender has received the Remittance Reporting.

20. If instead, Lender in writing grants Borrower the revocable privilege to collect, at Borrower’s expense, some or all of the payments or other proceeds of Accounts and other Collateral, such privilege shall be upon the express conditions that all such payments and other proceeds shall (a) be received by Borrower in trust for Lender; (b) not be commingled with Borrower’s funds; (c) be delivered to Lender in kind within twenty-four (24) hours after Borrower’s receipt of the same; and (d) continue to be delivered to Lender until such time as the Obligations are paid in full and this Agreement is terminated. Borrower’s collection privilege as described above is subject to revocation by Lender at any time and shall be automatically revoked upon the occurrence of an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any. Unless the instruments so received by Borrower are dishonored, Lender shall credit the amount thereof against Borrower’s Obligations to Lender as set forth in Paragraphs 3 and 4 above.

21. Lender is hereby irrevocably appointed Borrower’s attorney-in-fact with authority and power to: (A) endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts, or other forms of payment or security that may come into Lender’s possession, if applicable, (whether checks or other forms of payment are (i) in the name of Borrower, (ii) in any other name under which it now does business or does business in the future, or (iii) in the names of its products now or in the future, and Borrower additionally agrees not to make any protest of any kind against Lender for negotiating such checks or other items described herein); (B) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, sign Borrower’s name on any invoice or bill of lading related to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verification of Accounts, and notices to account debtors; (C) establish a lockbox arrangement and/or following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, notify the post office authorities to change the address for delivery of Borrower’s mail; (D) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, receive and open all mail addressed to Borrower and retain all mail relating to Lender’s security, forwarding all other mail to Borrower; (E) send, whether in writing or by telephone, requests for verification of Accounts; (F) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, with respect to Accounts or other Collateral, extend the time of payment of, compromise or settle, and adjust disputes and claims, upon any terms, which may include a release of any account debtor or other obligor; (G) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, make, settle and adjust all claims of Borrower’s policies of insurance and make all decisions with respect thereto; (H) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, qualify Borrower to do business in any state if Borrower shall promptly fail to do so following request by Lender; (I) following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, and at any other time as Lender may reasonably determine as necessary, if Borrower has refused or failed to promptly do so, execute and deliver any documents which Lender determines are reasonably necessary in order to protect the interests of Lender hereunder; and (J) do all things necessary to carry out this Agreement. Lender shall have the right at any time to enforce Borrower’s rights against the account debtors and obligors, and Lender may bring all proceedings for collection in Lender’s name or in Borrower’s name and may exercise Borrower’s right of stoppage in transit, replevin, and reclamation.

22. If any property referred to or covered by any Account assigned to Lender shall remain in, or revert to, Borrower’s possession, Borrower will forthwith set it apart, mark and designate it as Lender’s Collateral and promptly notify Lender.

23. Borrower will prepare and deliver to Lender its financial statements, balance sheets, profit and loss statements (and may cause same to be delivered from any guarantor of any of the Obligations or indebtedness hereunder, “Guarantor”), and such other reports, analysis, operating data, and/or filings required under securities law as Lender may from time to time reasonably request orally or in writing, all in form acceptable to Lender, but in any event shall provide the following:

(a)	Periodically as required by Lender, Reports of Assignment assigning all of Borrower’s Accounts together with supporting documents for same as specified by Lender;

(b)	Monthly internally prepared financial statements due within fifteen (15) days of the end of each applicable month-end, commencing with the month-ending October 31, 2020;

(c)	Bi-weekly Accounts aging due within five (5) days of the end of each applicable bi-weekly period, commencing with the bi-weekly period ending on October 31, 2020;

(d)	Bi-weekly accounts payable aging due within five (5) days of end of each applicable bi-weekly period, commencing with the bi-weekly period ending on October 31, 2020;

(e)	Payroll tax receipts due within ten (10) days of payment. All taxes must be paid when due;

(f)	CPA reviewed fiscal quarter-end financial statements due within ten (10) days of completion but in any event no more than forty-five (45) days after each applicable fiscal quarter-end, commencing with the fiscal quarter-ending September 30, 2020;

(g)	CPA audited fiscal year-end financial statements and federal tax returns (of Borrower and Guarantor), each due within fourteen (14) days of completion but in any event no more than ninety (90) days of each applicable fiscal year-end, commencing with the fiscal year-ending December 31, 2020;

(h)	Borrower shall provide Lender or cause to be provided to Lender a full, complete and accurate detailed report of all of Borrower’s Inventory activity: (1) on a bi-weekly basis from Borrower (for Inventory in its possession), within five (5) days of the end of each applicable bi-weekly period, commencing with the bi-weekly period ending on October 31, 2020; and (2) on a bi-weekly basis from any and all public warehouses in possession of any Inventory, within ten (10) days of the end of each applicable bi-weekly period, commencing with the bi-weekly period ending on October 31, 2020;

(i)	Borrower shall now and from time to time hereafter, but not less frequently than bi-weekly (commencing with the bi-weekly period ending on October 31, 2020), execute and deliver to Lender a detailed designation of Inventory from Borrower (for Inventory in is possession) and any and all public warehouses, specifying the cost and, if applicable, the market value of Borrower’s raw materials, work in process and finished goods, and further specifying such other information as Lender may request, with all such bi-weekly information due within five (5) days of the end of each applicable bi-weekly period from Borrower and within ten (10) days of the end of each applicable bi-weekly period from public warehouses. Borrower shall promptly, in writing, notify Lender if any of Borrower’s Inventory contains any labels, trademarks, tradenames or other identifying characteristics which are the properties of third parties; and

(j)	Other financial information or reports as Lender may reasonably require.

24. Lender or its agents or employees shall have the right (during reasonable business hours if prior to an Event of Default and, at any time, after an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any) to have access to Borrower’s premises, to examine, inspect and/or audit any or all of Borrower’s books and records, including but not limited to minute books, ledgers, records indicating, summarizing or evidencing the assets (including Accounts, Inventory and Equipment) and liabilities, and all information relating thereto, records indicating, summarizing or evidencing Borrower’s business operations or financial condition, and all computer programs, disc or tape files, printouts, runs and other computer prepared information and the equipment containing such information, and permit Lender or its employees or agents to copy and make extracts therefrom. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Borrower.

25. Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower shall also maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower’s ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation. Additionally, Borrower shall maintain workers’ compensation insurance coverage for all employees as required by law. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Lender. All such policies of insurance (except those of public and product liability) shall contain a 438BFU lender’s loss payable endorsement or comparable endorsement, in a form satisfactory to Lender, showing Lender as additional loss payee thereof (and with respect to public and product liability shall contain an additional insured endorsement or comparable endorsement, in a form satisfactory to Lender), and shall contain a waiver of warranties, and shall specify that the insurer must give at least thirty (30) days’ prior written notice to Lender before canceling its policy for any reason. Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Lender to be applied on account of the Obligations. Unless Borrower provides Lender with evidence of the insurance coverage as required by this Agreement, Lender may purchase such insurance at Borrower’s expense to protect Lender’s interests. This insurance may, but need not, also protect Borrower’s interests. If any Collateral becomes damaged, the insurance coverage that Lender purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage after providing evidence that Borrower has obtained property coverage elsewhere. Borrower is responsible for the cost of any insurance purchased by Lender, which shall constitute Lender Expenses (as defined in Paragraph 26). The cost of obtaining of this insurance may, at Lender’s option, be charged as an Advance and added to the Obligations regardless of whether an Overadvance results. If the cost is added to the Obligations, the Rate will apply to this added amount. The effective date of coverage may be the date on which Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The insurance coverage that Lender purchases may be considerably more expensive than the insurance coverage that Borrower could obtain and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by Borrower’s contractual arrangements or applicable law.

26. Borrower promises and agrees to pay all costs and expenses and all reasonable attorneys’ fees and expenses incurred by Lender in connection with and in any way related to this Agreement or the Loan Documents or the transactions contemplated thereby (including without limitation title searches, title reports, title insurance, recording fees, filing fees, publication fees, appraisals, and the prosecution of motions or actions seeking relief from any stay or restraint under the United States Bankruptcy Code from pursuing any remedy hereunder), whether or not suit between Borrower and/or any Guarantor, on the one hand, and Lender, on the other hand, is brought. Borrower shall pay to Lender all costs reasonably incurred by Lender for the purpose of enforcing Lender’s rights hereunder and under the Loan Documents, including without limitation: (a) costs of foreclosure; (b) costs of obtaining money damages; and (c) a reasonable fee for the services of attorneys employed by Lender for any purpose related to this Agreement, the Loan Documents or the Obligations, including consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration, and in the case of bankruptcy, without limitation, in providing debtor-in possession financing, in seeking relief from the automatic stay, and in prosecuting a complaint to determine dischargeability and other matters to enforce Lender’s rights; and (d) costs, and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents and adjusting or settling disputes and claims with account debtors with respect to the Accounts; and Lender’s reasonable attorneys’ fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing the Obligations (all of the foregoing together with any other costs, expenses, and reasonable attorneys’ fees set forth in this Agreement and the Loan Documents, “Lender Expenses”). At Lender’s option, Lender Expenses may be charged as an Advance and added to the Obligations regardless of whether an Overadvance will result.

27. Borrower shall require and use its best efforts to ensure compliance by all operators and occupants of the Premises with all applicable Environmental Laws (as defined in Paragraph 28). Borrower agrees to defend, indemnify, save, and hold Lender and its officers, employees, and agents harmless against all obligations, demands, claims, and liabilities claimed or asserted by any other person arising out of or relating to discharges or releases of Hazardous Substance or Hazardous Waste (both as defined in Paragraph 28) into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substance or Hazardous Waste or the clean-up or other remediation thereof, and all losses (including without limitation attorneys’ fees and legal and other costs from outside counsel or in-house counsel) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential thereto; provided, however, that no such indemnification shall apply with respect to any liability directly arising out of the gross negligence or willful misconduct on the part of Lender or any of its officers, employees and agents in connection with Hazardous Waste or Hazardous Substance.

28. “Environmental Laws” means all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or waste into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals, or industrial, toxic or hazardous substances or waste or the clean-up or other remediation thereof, including without limitation 42 U.S.C. 9601 (14), Comprehensive Environmental Response, Compensation and Liability Act of 1980 set forth at 42 U.S.C. 9601 et seq. (“CERCLA”), or the Resource Conservation and Recovery Act of 1986 set forth at 42 U.S.C. 9601 et seq. (“RCRA”) and all successor statutes and amendments thereto. “Hazardous Substance” or “Hazardous Waste” means any hazardous waste or hazardous substance, as defined in 42 U.S.C. 9601 (14) or any successor statute, all as amended from time to time.

29. Without limiting any other portion of this Agreement, all Borrower’s indebtedness and Obligations shall automatically accelerate and become immediately due and payable, and the revocable collection privilege referred to in Paragraph 20, if applicable, shall be automatically revoked, upon termination (by lapse of time or otherwise) of this Agreement or upon the happening of any one of the following (which shall constitute an “Event of Default” upon its occurrence or, if applicable, upon the expiration of any cure period applicable to same as set forth below:

(a) Borrower’s or any Guarantor’s failure to make any payment of any or all of the Obligations to Lender when due;

(b) The occurrence of an Overadvance that is not repaid within five (5) business days of its occurrence, unless waived by Lender in writing;

(c) Any material adverse change in Borrower’s business (including, without limitation, the ownership thereof) or financial condition or that of any Guarantor, or any change in Borrower’s ability to pay and perform the Obligations when due, or any decline in the Value of any property given to Lender as security;

(d) Any change in the perfection or priority of any security interest in any Collateral of Borrower or collateral of any Guarantor, or any change in Lender’s rights and remedies hereunder or under the Loan Documents, unless such change can be and is remedied within five (5) business days following the date any such change becomes known to Lender and Borrower, provided, however, Lender shall not be obligated to make Advances to Borrower during such remedy period;

(e) Borrower or any Guarantor fails or neglects to perform, keep, or observe, or is in breach of any term, provision, condition, covenant, or agreement contained in this Agreement, or any of the Loan Documents, or in any other present or future agreement between Borrower or any Guarantor, on the one hand, and Lender, on the other hand; any default by Borrower or any Guarantor under, or breach of, any warranty, representation, obligation, agreement, condition or undertaking contained herein or in any of the Loan Documents which Borrower or any Guarantor now or hereafter executes and delivers to Lender, or which Borrower or any Guarantor now or hereafter causes to be executed and delivered to Lender, unless such failure, neglect, or breach of any of the foregoing can be and is cured within five (5) business days following the date of its occurrence, provided, however, that there shall be no such opportunity to cure any of the foregoing pursuant to the terms of this Paragraph 29(e) if its circumstance involves: (i) an Event of Default otherwise specified in this Paragraph 29 or in Paragraph 6 of that certain Security Agreement (All Assets) being entered into concurrently herewith with Guarantor (the “Guaranty”) (but with this proviso not to negate any cure period, if any, set forth elsewhere in this Paragraph 29 or in Paragraph 6 of the Guaranty), (ii) a misrepresentation or other bad act by Borrower or Guarantor without regard to any contrary terms set forth in this Paragraph 29 which could purport to provide for a cure of same (but with this proviso not to negate any cure period, if any, set forth elsewhere in this Agreement or the Guaranty), (iii) a breach of a negative covenant set forth in Paragraphs 7, 8, 9 or 10 of this Agreement or in Paragraph 4 of the Guaranty (but with this proviso not to negate any cure period, if any, set forth elsewhere in such Paragraphs of this Agreement or the Guaranty), or (iv) a breach of Paragraphs 19, 20, 24 or 25 of this Agreement or Paragraphs 4.3 (with respect to Lender’s inspection rights) 4.6, or 5 of the Guaranty (but with this proviso not to negate any cure period, if any, set forth elsewhere in such Paragraphs of this Agreement or the Guaranty), and provided, further, that Lender shall not be obligated to make Advances to Borrower during any such cure period;

(f) The withdrawal or cancellation of (1) any guaranty of, or any validity agreement or support agreement relating to, the Obligations; or (2) the termination of, or breach of the terms of, any subordination agreement whereby any indebtedness and/or liens is subordinated to Borrower’s Obligations and/or Lender’s liens on the Collateral or collateral of any Guarantor;

(g) Borrower or any Guarantor ceases to do business as a going concern, makes an assignment of any property for the benefit of creditors, or fails to pay its debts or obligations as they become due or otherwise becomes insolvent;

(h) The filing by or against Borrower or any Guarantor of any petition or application in bankruptcy, reorganization, arrangement, trusteeship or receivership, or other insolvency relief, whether under the United States Bankruptcy Code or otherwise, or the appointment of a trustee or receiver over all or any part of the property or business of Borrower or any Guarantor;

(i) Any of the property or Collateral covered by any of the security agreements given or caused to be given by Borrower or any Guarantor to Lender is lost, secreted, misused, destroyed, transferred, or disposed of or is located in any state other than the Collateral State(s) unless Lender has so agreed in writing or unless any property or Collateral that is lost or destroyed can be replaced by insurance with coverage for such loss or destruction to be promptly confirmed by the applicable insurance company in writing;

(j) Borrower’s or any Guarantor’s failure to comply with any, or become subject to any administrative or judicial proceeding under, any federal, state or local (1) hazardous waste or environmental law; (2) asset forfeiture law; or (3) other law, where noncompliance may have any material adverse effect on the Collateral;

(k) Lender’s receipt, at any time following the Effective Date of a report from the Secretary of State indicating that Lender’s security interest in the Collateral or collateral of any Guarantor is not prior to all other security interests or encumbrances unless remedied within five (5) business days following Lender’s notice to Borrower of same, provided, however, Lender shall not be obligated to make Advances to Borrower during such remedy period;

(l) Failure to provide Lender with a waiver and consent from the owner or lessor of any now or hereafter existing Premises or a bailment agreement or warehouseman’s waiver from the owner, lessor or operator of any now or hereafter existing Premises as applicable, including following the addition of a new Premises or a change in (1) the location of any of Borrower’s Premises; or (2) the ownership of any of the Premises;

(m) Any delinquency on Borrower’s or any Guarantor’s part in paying any tax when it comes due;

(n) Borrower makes any prohibited payment on account of indebtedness that has been subordinated in right to payment to the payment of the Obligations;

(o) Borrower or any Guarantor defaults in the payment or performance under any of its material third party agreements, or any material third party agreement to which either is party is cancelled, matures or terminates, and which circumstances would have a material adverse effect on either of such parties;

(p) Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs;

(q) A judgment or other claim in excess of $300,000 is entered against Borrower or any Guarantor or becomes a lien or encumbrance upon any property of Borrower or any Guarantor and such judgment, claim or lien is not satisfied in full within sixty (60) days of being entered against the Borrower or any Guarantor, as applicable;

(r) Any property of Borrower or any Guarantor is attached, seized, subjected to a writ or distress warrant or is levied upon;

(s) A notice of lien, levy or assessment is filed with respect to any property of Borrower or any Guarantor by any governmental authority, or any debts owing to any governmental authority becomes a lien upon any of such property; or

(t) An event of default under any of the Loan Documents (subject to applicable cure periods, if any) or in connection with any of the Obligations shall be an Event of Default under this Agreement, and vice versa.

Notwithstanding anything contained in this Section 29 to the contrary, Lender shall refrain from exercising its default rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of the events set forth in Sections 29(h) (but only with respect to proceeding referenced in such Section 29(h) initiated by third parties involuntarily against Borrower and not initiated voluntarily by Borrower), 29(m), 29(q), 29(r), or 29(s) hereof if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, Lender shall not be obligated to make Advances to Borrower during such period.

30. Upon the occurrence of any Event of Default described in Paragraph 29 that is not cured prior to the expiration of any cure period applicable to same, if any, all Obligations shall, without notice or demand, become immediately due and payable at Lender’s option. Thereafter, all amounts outstanding shall bear interest at the rate of an additional five percent (5.00%) per annum in excess of the Rate (the “Default Rate”). Lender may, upon the occurrence of an Event of Default, exercise and all rights and remedies pursuant to the laws of the State of California, the UCC, the Loan Documents or other applicable law, and Lender may cease making Advances or extending credit to or for the benefit of Borrower under this Agreement, the Loan Documents, or any other agreement between Borrower and Lender. Lender may, upon the occurrence of an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, revoke Borrower’s right (as permitted in this Agreement) to sell, license or otherwise dispose of any of the Collateral including, without limitation, (a) its right to sell Inventory in the ordinary course of business free and clear of Lender’s security interest therein, and (b) Borrower’s right to grant non-exclusive licenses of the Collateral in the ordinary course of business. Upon the occurrence of any such Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any, Lender may immediately, or at any time or times thereafter, without any demand or notice to Borrower or any Guarantor and without advertisement or notice, all of which are expressly waived, commence an action for the recovery of any and all such Obligations, commence proceedings, without giving any warranties of merchantability, fitness for purpose, title or similar warranty, to sell, lease or otherwise dispose of any and all Collateral covered by this Agreement and by all security agreements given or caused to be given by Borrower to Lender or, without legal proceedings, enter such places as any of such Collateral may be found and take possession of such Collateral and sell the same. Lender is hereby granted an irrevocable license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses shall inure to Lender’s benefit. Such Collateral may be sold where it is located at the time of the breach or default, or elsewhere, at public or private sale, for cash, upon credit or otherwise at Lender’s sole option and discretion. With respect to any of Borrower’s owned or leased Premises, Borrower hereby grants Lender a license to enter into possession of such Premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein or in any of the other Loan Documents, at law, in equity, or otherwise. Lender and Borrower waive any requirements that such property be physically present at the place of sale. Lender shall provide Borrower such notice of any private or public sale as may be reasonable. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. Lender may specifically disclaim any warranties of title or any similar warranty. Any person, including Lender, may purchase at any such sale, free from any right of redemption which is expressly waived by Borrower, and if Lender is the purchaser, may turn all or part of any of Borrower’s indebtedness to Lender in toward payment of the purchase price. The proceeds of any such sale or other disposition shall be applied, first, to all costs, charges and expenses incurred in taking, removing, holding, repairing and selling such Collateral, including without limitation, all attorneys’ fees and costs incurred by Lender, and second, to the payment of all Obligations, whether due, or to become due, and whether arising under this Agreement or otherwise. The surplus, if any, shall be delivered to Borrower or as otherwise required by applicable law. Borrower shall pay any deficiency forthwith.

31. Borrower waives presentment, demand, protest, and notice of dishonor as to any instrument. Borrower consents to any extensions, modifications, allowances, compromises or releases of security which Lender may grant, none of which shall release Borrower or any Guarantor from, or affect, any of Borrower’s or any Guarantor’s obligations.

32. This Agreement shall be effective on the Effective Date and shall remain in full force and effect for a period of twelve (12) month(s) (the “Basic Term”). Notwithstanding the preceding sentence, this Agreement shall be renewed automatically for successive periods (each, a “Renewal Term”) equal to the Basic Term unless this Agreement is terminated by Borrower giving written notice (a “Termination Notice”) to Lender specifying such termination. Termination Notices shall be given by the means specified in Paragraph 35 specifying such termination not less than thirty (30) days prior to the effective date of such termination, addressed to Lender at the address set forth herein, and the termination shall be effective as of the date fixed in such notice. Notwithstanding the foregoing, Lender reserves the right to terminate this Agreement at Lender’s sole discretion upon giving thirty (30) days’ prior written notice to Borrower or should an Event of Default occur that is not cured prior to the expiration of any cure period applicable to same, if any, Lender may terminate this Agreement at any time without prior notice. After termination and when Lender has finally received all sums due on account of the Obligations, Lender shall reassign to Borrower all Collateral held by Lender, and shall execute a cancellation of, and/or reconveyance under, all security agreements given by Borrower to Lender.

33. If the Obligations are prepaid in full on a final basis prior to the end of the Basic Term or any Renewal Term, a “Prepayment” shall be deemed to have occurred. In the event that such Prepayment shall have occurred, Borrower shall pay to Lender a prepayment fee in an amount equal to the Minimum Monthly Interest Payment times the amount of months remaining in the then applicable Basic Term or Renewal Term if such Prepayment occurs at any time including during a Renewal Term (the “Prepayment Fee”), provided, that there shall be no Prepayment Fee if the Obligations are prepaid in full on a final basis prior to the end of the Basic Term or any Renewal term as a result of Lender’s termination of this Agreement in the absence of an Event of Default in Lender’s sole discretion pursuant to the terms of Paragraph 32. In addition, Borrower shall also pay any prepayment fees provided for in any other agreement with Lender. The Prepayment Fee provided for in this Section 33 and in any other agreements with Lender shall be deemed included in the Obligations. A Prepayment may be deemed to have occurred regardless of whether such payment or other reduction (a) is voluntary or involuntary; (b) is occasioned by Lender’s acceleration of the Obligations or demand hereunder following an Event of Default that is not cured prior to the expiration of any cure period applicable to same, if any; (c) is made by Borrower or other third party, including any Guarantor; (d) results from Lender’s receipt or collection of proceeds of Collateral, including insurance proceeds or condemnation awards; (e) results from Lender’s exercise of Lender’s right of setoff; and/or (f) is made during a bankruptcy, insolvency, reorganization or other proceeding, or is made pursuant to any plan of reorganization or liquidation.

34. Lender may, in its discretion, institute reserves or make Advances under this Agreement or under any other agreements evidencing the Obligations in connection with amounts due from Borrower or any Guarantor to Lender under this Agreement or under any other agreements evidencing the Obligations. Lender may at its option to protect the interests of Lender institute reserves or advance sums to Borrower or any Guarantor under the Agreement or under any other agreements evidencing the Obligations and pay such sums directly to a third party (including in the event there is an obligation owed by Borrower or any Guarantor to the third party or in the event the third party is also a borrower of Lender).

35. All notices or demands hereunder shall be in writing and may be made, and deemed to be given, as follows: (a) if delivered in person or by courier (overnight or otherwise), on the date when it is delivered; (b) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (c) if sent by certified or registered mail or the equivalent, on the earlier of the date such mail is actually delivered or three (3) days after deposit thereof in the mail, unless the date of actual delivery or such date three (3) days after deposit thereof in the mail (as applicable) is not a business day in which case such communication shall be deemed given and effective on the first following business day. Any such notice or communication given hereunder shall be addressed to the intended recipient at its address or facsimile number specified in the preamble to this Agreement. The parties hereto may change the address or at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

36. Borrower has the risk of loss of the Collateral. Lender shall not be liable or responsible for the safekeeping of any Collateral. Lender shall not be responsible for any lost profits of Borrower arising from any breach of contract, tort, or any other wrong arising from the establishment, administration, or collection of the Obligations. Lender has no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

37. Borrower hereby releases and exculpates Lender, Lender’s officers, employees, agents, designees, attorneys, directors, shareholders, and accountants (the “Lender Parties”) from any liability arising from any acts under this Agreement, the documents executed in connection with this Agreement or subsequent to this Agreement or in furtherance thereof (each individually and collectively the “Loan Documents”), whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except to the extent of any liability caused by any of the Lender Parties’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, but in no event shall the Lender Parties have any liability to Borrower for lost profits or other special or consequential damages. Borrower agrees to indemnify the Lender Parties against, and hold each of them harmless from, any liability of any kind or nature, including attorneys’ fees and Lender’s Expenses which may be imposed upon, incurred by, or asserted against any of the Lender Parties, in any way relating to or arising out of this Agreement or the transactions contemplated hereby, except to the extent of any liability caused by any of the Lender Parties’ gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, with the foregoing indemnity and hold harmless to survive termination of this Agreement and payment and performance of the Obligations and continue thereafter.

38. If there are two or more Borrowers, then (a) Advances and other Obligations hereunder shall be deemed to be made to and incurred by each and all Borrowers and each Borrower shall be jointly and severally obligated to repay the Advances and other Obligations; (b) each Borrower jointly and severally makes, and is liable for, each and every warranty, representation, obligation, covenant and undertaking under this Agreement; (c) when permitted by the context, the word “Borrower” shall include and mean all, or any one of the undersigned Borrowers; (d) each Borrower hereby waives its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to any Borrower by reason of Sections 2787 to 2855, inclusive of the California Civil Code or similar provision; (e) each Borrower waives all rights and defenses it may have if this Agreement is secured by real property, which means, among other things: (1) Lender may collect from any Borrower without first foreclosing on any real or personal property collateral pledged by Borrower; and (2) if Lender forecloses on any real property collateral pledged by any Borrower: (i) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (ii) Lender may collect from any Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right any Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses any Borrower may have because Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the Code of Civil Procedure or similar provisions; (f) each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed any Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise, and each Borrower further waives any and all benefits or defenses, if any, arising directly or indirectly under any one or more of Sections 3116, 3118, 3119, 3419, 3605, 9504, 9505, and 9507 of the California Uniform Commercial Code or similar provisions; and (g) each Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Lender for payment and performance in full of all duties, obligations, and liabilities under this Agreement and each other document, instrument, and agreement entered into by any Borrower with or in favor of Lender in connection herewith, and that such liability is independent of the duties, obligations, and liabilities of any other Borrower or any other Guarantor, as applicable. Each reference herein to Borrower shall mean each and every Borrower that is a party hereto, individually and collectively, jointly and severally.

39. Borrower consents to Lender’s use of Borrower’s company names and logos in Lender’s written and oral presentations, including in Lender’s advertising, promotional, and marketing materials, client lists, news releases, and Web site. In connection with any client references in such written or oral presentations, Borrower consents to the use of individual names and quotations. Borrower’s consents herein shall terminate upon the termination of this Agreement.

40. Lender’s rights and remedies under this Agreement and all security agreements shall be cumulative and Lender shall have all other rights and remedies not inconsistent therewith as provided by law; no exercise by Lender of one right or remedy shall be deemed an election and no waiver by Lender of any default on Borrower’s part shall be deemed a continuing waiver or course of dealing. No delay or omission by Lender shall constitute a waiver or election. This Agreement shall be binding on the Effective Date and this Agreement shall bind and inure to the benefit of heirs, legatees, executors, administrators, successors, and assigns of Lender and shall bind all parties, which become bound as a borrower to this Agreement. Lender may assign any and all of Lender’s rights and interests under this Agreement. However, Borrower may not assign this Agreement or any rights hereunder without Lender’s prior written consent. No such consent by Lender shall release Borrower or any Guarantor. Lender reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the documents executed herewith or hereafter. In connection therewith, Lender may disclose all documents and information that Lender now has or may hereafter acquire relating to any credit extended by Lender to Borrower, or about Borrower or Borrower’s business, any Guarantor or the business of any such Guarantor, or any Collateral hereunder. If an assignment is made by Lender, Borrower shall render performance under this Agreement to such assignee. Borrower waives and will not assert against any assignee any claims, defenses or set-offs that Borrower could assert against Lender except defenses that cannot be waived.

41. Paragraphs and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to all paragraphs herein. Neither this Agreement nor any uncertainty, or ambiguity herein shall be construed or resolved against Lender or Borrower whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words so used as to fairly accomplish the purposes and intentions of all parties hereto. When permitted by the context, the singular includes the plural and vice versa. No reference to “proceeds” in this Agreement authorizes any sale, transfer, or other disposition of the Collateral by Borrower (except for sales of Inventory in the ordinary course of business but subject to the terms of Paragraph 30). “Includes” and “including” are not limiting. “Or” is not exclusive. “All” includes “any” and “any” includes “all”. Any reference herein to a “writing”, a “written document”, or an executed document shall also mean an “authenticated” writing or document or “authentication” (as defined in the UCC) unless Lender shall otherwise require an original writing.

42. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California without giving effect to conflicts of law principles. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code §1654 or similar provision.

43. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP (as in effect in the United States). All other terms contained in this Agreement, which are not specifically defined herein, shall have the meanings provided in the UCC to the extent the same are used herein. “GAAP” means generally accepted accounting principles (as in effect in the United States) set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination.

44. Any Collateral pledged to Lender to secure any of the Obligations of Borrower under this Agreement shall also secure any of the other Obligations of Borrower to Lender under any other agreements between Borrower and Lender, except that any real property pledged to secure any Obligations of Borrower under this Agreement shall only secure any other Obligation of Borrower if Lender specifically so agrees in writing.

45. Each and every provision of this Agreement shall be severable from every other provision for the purposes of determining legal enforceability of any such provision or provisions.

46. This Agreement, together with the Loan Documents, embodies the entire agreement and understanding among and between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Lender or any third party to induce Borrower to execute this Agreement or the Loan Documents. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement or the Loan Documents. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but may only be by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

47. This Agreement and any of the Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. This Agreement and any of the Loan Documents, or a signature page thereto intended to be attached to a copy of this Agreement or any of the Loan Documents, signed and transmitted by facsimile machine, telecopier, or other electronic means (including via transmittal of an e-mail or a ‘‘pdf ‘ file) shall be deemed and treated as an original document. The signature of any person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile, telecopy or other electronic document is to be re-executed in original form by the persons who executed the facsimile, telecopy of other electronic document. No party hereto may raise the use of a facsimile machine, telecopier, or other electronic means or the fact that any signature was transmitted through the use of a facsimile machine, telecopier, or other electronic means as a defense to the enforcement of this Agreement or any of the Loan Documents.

48. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer by either or both of such parties to Lender of any property of either or both such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditor’s rights, including provisions of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, and any successor statute relating to fraudulent conveyances, preferences, and other voidable or recoverable payments or money or transfers or property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice or its counsel, then, as to any such Voidable Transfer or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

49. The parties hereby agree that (a) this Agreement is entered into and that Borrower’s performance to Lender occurs at San Jose, California; and (b) all actions or proceedings arising in connection with this Agreement and/or the Loan Documents shall be tried and litigated only in the State and Federal courts located in the County of Santa Clara, State of California or, at the sole option of Lender, in any other court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Each of Borrower and Lender waives, to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this section. BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION HEREUNDER OR UNDER THE LOAN DOCUMENTS OR ARISING OUT OF THE TRANSACTIONS BETWEEN BORROWER AND LENDER.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure §638 as such section may be amended and/or re-numbered from time to time (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceeding shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§638 through 645.1 inclusive, as such sections may be amended and/or re-numbered from time to time. No provision of this Section shall limit the right of any party (a) to exercise self-help remedies (including setoff), (b) to foreclose against or sell any collateral, by power of sale or otherwise, or (c) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of a reference. The exercise of, or opposition to, any such remedy does not waive the right of any party to reference pursuant to this Section. In the event of any challenge to the legality or enforceability of this Section, the prevailing party shall be entitled to recover the costs and expenses, including reasonable attorneys’ fees, incurred by it in connection therewith.

This Loan and Security Agreement is subject to the terms and conditions set forth in Addendum A attached hereto and made a part hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the date first set forth above.

Taronis Fuels, Inc.,
a Delaware corporation (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Chief Executive Officer

MagneGas Welding Supply – Southeast, LLC,
a Florida limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

MagneGas Welding Supply – South, LLC,
a Texas limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

MagneGas Welding Supply – West, LLC,
a California limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

Tech-Gas Solutions, LLC,
a Texas limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

Taronis - TAS, LLC,
a Florida limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

[Signatures Continued on Next Page]

Taronis – TAH, LLC,
a Florida limited liability company (“Borrower”)

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Manager

TECH CAPITAL, LLC,
a California limited liability company (“Lender”)

/s/ Hank Noon
By:	Hank Noon
Its:	Sr. Vice President & Head of Asset Based Lending

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